EXHIBIT 4.1

AMENDMENT NUMBER ONE
TO
RIGHTS AGREEMENT

                    THIS AMENDMENT NUMBER ONE TO RIGHTS AGREEMENT ("Amendment"), dated as of January 14, 2008, is between MANATRON, INC., a Michigan corporation (the "Company"), and REGISTRAR AND TRANSFER COMPANY, a New Jersey corporation (the "Rights Agent"), and amends the Rights Agreement, dated as of June 16, 2007, between the Company and the Rights Agent (the "Rights Agreement"). All capitalized terms in this Amendment which are not otherwise defined in this Amendment shall have the meanings given to them in the Rights Agreement.

BACKGROUND

                    The Board of Directors of the Company has approved an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Manatron Intermediate Holdings, Inc., a Delaware corporation ("Parent"), and Manatron Merger Sub, Inc., a Michigan corporation and wholly-owned subsidiary of Parent ("Merger Sub"), providing for the Merger of Merger Sub with and into the Company (the "Merger");

                    The Board of Directors of the Company has determined that the Merger is fair to and in the best interests of the Company and its shareholders;

                    The willingness of Parent and Merger Sub to enter into the Merger Agreement is conditioned on, among other things, the amendment of the Rights Agreement on the terms set forth in this Amendment; and

                    Section 26 of the Rights Agreement provides that, among other things, before the Distribution Date the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provisions of the Rights Agreement without the approval of any holders of certificates representing shares of Company Common Stock.

                    ACCORDINGLY, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties agree as follows:

          1.          Section 1 of the Rights Agreement is hereby amended by adding the following definitions thereto:

          "Merger" shall mean the merger of Merger Sub with and into the Company as provided in the Merger Agreement.

          "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of January 14, 2008, by and among Parent, Merger Sub and the Company, as the same may be amended in accordance with the terms thereof.

          "Merger Sub" shall mean Manatron Merger Sub, Inc., a Michigan corporation and a wholly-owned subsidiary of Parent.

          "Parent" shall mean Manatron Intermediate Holdings, Inc., a Delaware corporation or any of its permitted transferees.

The subsections of Section 1 of the Rights Agreement shall be relettered to take into account and properly reference in alphabetical order the additions set forth above.

          2.          Section 1(a) of the Rights Agreement (before the relettering contemplated by this Amendment No. 1) is amended by adding to the end of the section the following:

          "Notwithstanding anything to the contrary contained herein, neither Parent nor Merger Sub shall be or become an "Acquiring Person" (and no Stock Acquisition Date shall occur) as a result of (i) the announcement of the Merger; or (ii) the execution of the Merger Agreement (or any amendments thereto in accordance with the terms thereof); or (iii) the consummation of the transactions contemplated by the Merger Agreement (including, without limitation, the Merger)."

          3.          Section 3(a) of the Rights Agreement is amended by adding to the end of the section the following:

          "Notwithstanding anything to the contrary contained herein, no Distribution Date shall occur as a result of (x) the announcement of the Merger; (y) the execution of the Merger Agreement (or any amendment thereto in accordance with their terms); or (z) the consummation of the transactions contemplated by the Merger Agreement (including, without limitation, the Merger)."

          4.          Section 7(a) of the Rights Agreement is hereby amended by replacing the word "earlier" in its first occurrence with the word "earliest," by deleting the word "or" immediately before the symbol "(ii)," and by replacing the words "(the earlier of (i) and (ii) being the "Expiration Date")" with the following:

          "and (iii) immediately before the effective time of the Merger (the earliest of (i), (ii) and (iii) being the "Expiration Date")."

          5.          Section 11 of the Rights Agreement is amended by adding to the end of the section the following:

          "(r)  Notwithstanding anything to the contrary contained herein, the provisions of this Section 11 will not apply to or be triggered by (i) the announcement of the Merger; (ii) the execution of the Merger Agreement (or any amendment thereto in accordance with their terms); or (iii) the consummation of the transactions contemplated by the Merger Agreement (including, without limitation, the Merger)."

          6.          Section 13 of the Rights Agreement is amended by adding to the end of the section the following:

          "(e)  Notwithstanding anything to the contrary contained herein, the provisions of this Section 13 will not apply to or be triggered by (i) the announcement of the Merger; (ii) the execution of the Merger Agreement (or any amendment thereto in accordance with their terms); or (iii) the consummation of the transactions contemplated by the Merger Agreement (including, without limitation, the Merger)."

          7.          The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Amendment.

          8.          The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

          9.          Except as set forth in this Amendment, the Rights Agreement will remain in full force and effect and will be otherwise unaffected by this Amendment.

          10.          This Amendment shall be effective as of, and immediately before, the execution and delivery of the Merger Agreement.

          11.          This Amendment shall be considered to be a contract made under the laws of New Jersey.

          12.          Exhibits A, B, and C to the Rights Agreement shall be considered amended in a manner consistent with this Amendment.

          13.          This Amendment may be executed in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

                    The parties have caused this Amendment to be duly executed, as of the date first written above.

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MANATRON, INC.		REGISTRAR AND TRANSFER COMPANY

By	/s/ Paul R. Sylvester	By	/s/ William P. Tatler
	Paul R. Sylvester		William P. Tatler
	Chief Executive Officer and Co-Chairman	Its	Vice President